EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-14738 and 0-14714) pertaining to the Astec Industries, Inc. 1986 and 1992 Stock Option Plans, and to the 1998 Long-Term Incentive Stock Plan of our report dated February 25, 2004 (except for Note 8, as to which the date is March 4, 2004), with respect to the consolidated financial statements and schedule of Astec Industries, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Chattanooga, Tennessee
March 10, 2004